Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Investor Relations – Anne Bork
(248) 447-5914

Media – Andrea Puchalsky
(248) 447-1651

Lear Announces New Stock Repurchase Program
and Declares Fourth Quarter Cash Dividend

     Southfield, Mich., November 11, 2004 — Lear Corporation [NYSE: LEA] today announced that its Board of Directors has approved a common stock repurchase program which permits the discretionary repurchase of up to 5,000,000 shares of its common stock through November 15, 2006. The Board of Directors also declared a quarterly cash dividend of $0.20 per share on the company’s common stock.

     The dividend is payable on December 13, 2004, to shareholders of record at the close of business on November 26, 2004. The stock repurchase program replaces Lear’s existing program under which approximately 1,900,000 shares of common stock have been repurchased since its adoption in May 2002. The extent to which repurchases of common stock are made under the repurchase program and the timing of such repurchases will depend upon prevailing market conditions, alternative uses of capital and other factors.

     Lear Corporation, a FORTUNE 500 company headquartered in Southfield, Michigan, USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $15.75 billion in 2003, Lear is one of the world’s largest automotive interior systems suppliers. The Company’s world-class products are designed, engineered and manufactured by more than 110,000 employees. At December 31, 2003, Lear had 289 facilities located in 34 countries. Further information about Lear and its products is available on the internet at www.lear.com.

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